UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2019

KEANE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37988	38-4016639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Post Oak Boulevard, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(713) 357-9490

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	FRAC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

As previously disclosed, on June 16, 2019, C&J Energy Services, Inc. (“C&J”), Keane Group, Inc. (“Keane”) and King Merger Sub Corp., a wholly owned subsidiary of Keane (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which they agreed to combine their respective businesses in a merger of equals. Pursuant to the Merger Agreement, Merger Sub will merge with and into C&J, with C&J as the surviving corporation and wholly owned subsidiary of Keane (the “Merger”), and immediately thereafter, as part of the same transaction, C&J will merge with and into another wholly owned subsidiary of Keane, with such subsidiary continuing as the surviving entity. On September 6, 2019, C&J filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement of C&J and Keane filed with the SEC a prospectus and definitive proxy statement of Keane, for the solicitation of proxies in connection with the respective special meetings of C&J’s stockholders and Keane’s stockholders, each to be held on October 22, 2019, for purposes of voting, among other things, on maters necessary to complete the Merger and for the issuance of Keane common stock in connection with the Merger (the “Joint Proxy Statement/Prospectus”).

Supplemental Disclosures in Connection with Stockholder Litigation in Connection with the Merger

In connection with the Merger Agreement and the transactions contemplated thereby, one putative class action complaint has been filed in the United States District Court for the District of Colorado by a purported C&J stockholder on behalf of himself and all other C&J stockholders (excluding defendants and related or affiliated persons) against C&J and members of the C&J board of directors, two putative class action complaints have been filed in the United States District Court for the District of Delaware by a purported C&J stockholder on behalf of himself and all other C&J stockholders (excluding defendants and related or affiliated persons) against C&J, members of the C&J board of directors, Keane and Merger Sub, one putative class action complaint has been filed in the United States District Court for the Southern District of Texas by a purported Keane stockholder on behalf of himself and all other Keane stockholders (excluding defendants and related or affiliated persons) against Keane and members of the Keane board of directors, and one putative class action has been filed in the Delaware Chancery Court by a purported Keane stockholder on behalf of himself and all other Keane stockholders (excluding defendants and related or affiliated persons) against members of the Keane board of directors. The five complaints are captioned as follows: Palumbos v. C&J Energy Services, Inc., et al., Case 1:19-cv-02386 (D. Colo.) (Aug. 22, 2019), Wuollet v. C&J Energy Services, Inc., et al., Case 1:19-cv-01411 (D. Del.) (Jul. 29, 2019), Plumley v. C&J Energy Services, Inc., et al., Case 1:19-cv-01446 (D. Del.) (Aug. 1, 2019), Bushansky v. Keane Group, Inc. et al., Case 4:19-cb-02924 (S.D. Tex) and Woods v. Keane Group, Inc., et al., Case 2019-0590 (Del. Chan.) (Jul. 31, 2019), which we refer to collectively as the “Stockholder Actions.” In general, the Stockholder Actions allege that the defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or aided and abetted in such alleged violations, because the Joint Proxy Statement/Prospectus allegedly omits or misstates material information. The Stockholder Actions seek, among other things, injunctive relief preventing the consummation of the Merger, unspecified damages and attorneys’ fees.

C&J, Keane and the other named defendants believe that no supplemental disclosures are required under applicable laws; however, to avoid the risk of the Stockholder Actions delaying the Merger and to minimize the expense of defending the Stockholder Actions, and without admitting any liability or wrongdoing, C&J and Keane are making certain disclosures below that supplement and revise those contained in the Joint Proxy Statement/Prospectus, which C&J and Keane refer to as the “litigation-related supplemental disclosures.” The litigation-related supplemental disclosures contained below should be read in conjunction with the Joint Proxy Statement/Prospectus, which is available on the Internet site maintained by the SEC at www.sec.gov, along with periodic reports and other information C&J and Keane file with the SEC. C&J, Keane and the other named defendants have denied, and continue to deny, that they have committed or assisted others in committing any violations of law, and expressly maintain that, to the extent applicable, they complied with their legal obligations and are providing the litigation-related supplemental disclosures below solely to try to eliminate the burden and expense of further litigation, to put the claims that were or could have been asserted to rest, and to avoid any possible delay to the closing of the Merger that might arise from further litigation. Nothing in the litigation-related supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the litigation-related supplemental disclosures set forth herein. To the extent that the information set forth herein differs from or updates information contained in the Joint Proxy Statement/Prospectus, the information set forth herein shall supersede or supplement the information in the Joint Proxy Statement/Prospectus. All page references are to pages in the Joint Proxy Statement/Prospectus, and terms used below, unless otherwise defined, have the meanings set forth in the Joint Proxy Statement/Prospectus.

The C&J board of directors unanimously recommends that C&J stockholders vote “FOR” the C&J Merger Proposal, “FOR” the C&J Compensation Proposal and “FOR” the C&J Adjournment Proposal.

The Keane board of directors, with the unanimous recommendation of the Keane Special Committee solely with respect to the Keane Share Issuance Proposal, unanimously recommends that Keane stockholders vote “FOR” the Keane Share Issuance Proposal, “FOR” the Keane Compensation Proposal and “FOR” the Keane Adjournment Proposal.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT RELATED TO STOCKHOLDER ACTIONS

The section of the Joint Proxy Statement/Prospectus titled “The Merger” under the heading “Background of the Merger” is amended by:

Adding the following sentence at the end of the first paragraph on page 72:

Keane entered into a confidentiality agreement with Company A on August 3, 2018. The confidentiality agreement included a mutual standstill provision, which limited but would not prohibit the ability of Company A to make a topping bid.

Replacing the last complete paragraph on page 72 with the following:

On February 4, 2019, Mr. Drummond and Mr. Gawick met, and Mr. Drummond indicated Keane’s interest in moving forward with pursuing a merger of equals transaction with C&J and expressed a willingness to consider the retention of C&J’s Well Support Services business lines. Mr. Drummond stated that a member of the Keane Board would contact Mr. Murray to advance discussions of a potential business combination of Keane and C&J. Throughout the negotiation process with the Keane Board and Special Committee, the negotiations on behalf of C&J were led by the C&J Board Chair, with involvement from the other independent directors according to their availability at the applicable time (the “C&J Board Team”).

Replacing the third complete paragraph on page 73 with the following:

On February 7, 2019, Messrs. Wille, Drummond and Murray met to discuss the potential synergies with respect to a business combination of C&J and Keane. These high level business discussions included the possible retention of C&J’s Well Support Services business line and the composition of the Combined Company Board with appropriate representation for Cerberus in light of its significant stake in the Combined Company. These discussions did not include discussions of executive retention and employment after the proposed transaction closed.

Replacing the third paragraph from the bottom of page 73 with the following:

On February 12, 2019, C&J management met with the C&J Board Team to provide an update regarding the ongoing discussions with Keane and to discuss the potential transaction. The C&J Board confirmed its continued interest in exploring the proposed business combination and instructed C&J management to commence initial due diligence and continue to engage in discussions with Keane management.

Replacing the paragraph at the bottom of page 73 and top of page 74 with the following:

On February 20, 2019, the C&J Board held a regularly scheduled meeting at which C&J management delivered a presentation regarding, among other matters, potential strategic opportunities. During this meeting, C&J management presented preliminary views regarding certain financial and structural aspects of the proposed combination with Keane, including potential synergies that could be realized, valuation, transaction rationale and other considerations. These preliminary views were reached through an analysis of C&J and Keane as standalone companies and their pro forma results in light of certain preliminary synergy estimates, assuming a 100% equity merger of equals, as applied to multiple potential transaction structures. Following discussion, the C&J Board determined to further explore a combination with Keane and instructed C&J management and C&J’s advisors to commence additional due diligence and engage with Keane management and Keane’s advisors in order to better understand and confirm the strategic logic and merits of a combination. The C&J Board also instructed C&J management to work with Morgan Stanley to prepare an evaluation of C&J’s prospects as a standalone business, other potential transaction counterparties and strategic opportunities, as well as a significant stock repurchase.

Replacing the penultimate paragraph on page 74 with the following:

On March 18, 2019, the C&J Board Team met with representatives of C&J management and Morgan Stanley in order to receive an update regarding the status of due diligence and transaction discussions with Keane. C&J’s performance, outlook, strategy, and 2019 capital budget in light of current business and industry conditions was also discussed. Morgan Stanley provided a preliminary discussion on C&J as a standalone business, other potential transaction counterparties and strategic opportunities and the broader market. Morgan Stanley’s discussion included potential strategic rationale for a hypothetical transaction between C&J and certain of these other counterparties, both with respect to transactions involving particular business lines and transactions involving C&J as a whole. Morgan Stanley’s discussion also included various considerations for C&J remaining a standalone business, particularly in light of an environment of volatile energy markets. While the C&J Board was not engaged in discussions with any potential transaction counterparty for an enterprise wide transaction other than Keane at the time, the members of the C&J Board and representatives of Morgan Stanley also discussed certain factors to consider with respect to a hypothetical transaction between C&J and certain of these other counterparties, including capital structure, corporate culture and the likelihood that such party would be interested in actively pursuing a transaction with C&J. The members of the C&J Board then discussed with representatives of C&J management and Morgan Stanley the potential merits and issues associated with a hypothetical transaction between C&J and these hypothetical counterparties. At the conclusion of the meeting, the C&J Board confirmed its continued interest in exploring the proposed transaction with Keane.

Replacing the fifth paragraph on page 75 with the following:

On April 5, 2019, the C&J Board held a previously scheduled meeting with representatives of C&J management and Morgan Stanley in attendance. Morgan Stanley provided its preliminary views with respect to C&J as a standalone company, other potential transaction counterparties and strategic opportunities. The strategic logic of combining C&J with Keane was also discussed and the C&J Board received an update on the status of transaction discussions and due diligence with Keane. Morgan Stanley also discussed various considerations for C&J remaining a standalone business, particularly in light of an environment of volatile energy markets. After discussion, the C&J directors determined that a transaction with Keane aligned with C&J’s strategic objectives for a combination, including, in particular, the potential value of synergies and future growth. The C&J Board confirmed its continued interest in exploring the proposed transaction.

Replacing the last paragraph of page 77 with the following:

On April 26, 2019, the members of the Keane Special Committee met, with representatives of Lazard and Simpson in attendance, to discuss the upcoming meeting with the independent directors of the C&J Board. Later that day, the C&J Board Team met with certain members of the Keane Special Committee to discuss the commercial and economic aspects of the transaction. The Keane Special Committee stated that an ownership allocation of the Combined Company reflecting then current trading prices (which was approximately 54% in favor of Keane stockholders) was appropriate.

Replacing the sixth paragraph on page 78 with the following:

Also, on May 1, 2019, Mr. Murray and C&J management met to discuss the status of discussions and due diligence with Keane. Mr. Murray also met with representatives of Morgan Stanley to discuss the status of negotiations, specifically including the parties’ respective positions on relative value and ownership of the Combined Company, between the C&J Board and Keane Special Committee. At that time C&J management was seeking a 50% / 50% equity split between C&J and Keane stockholders, while Keane management was seeking an “at-market” deal.

Replacing the penultimate paragraph on page 78 with the following:

On May 17, 2019, the C&J Board Team met with the Keane Special Committee to discuss a potential mutually agreeable exchange ratio. It was determined that negotiation of other key non-economic and governance issues could move forward once an equity split was agreed.

Replacing the first sentence of the penultimate paragraph on page 80 with the following:

Later on May 28, 2019, the C&J Board Team met with the Keane Special Committee to discuss C&J’s proposal and position on the significant transaction terms.

Replacing the first sentence of the last paragraph on page 80 with the following:

Later on May 29, 2019, the Keane Special Committee and the C&J Board Team held a meeting during which the Keane Special Committee accepted a Combined Company Board comprised of twelve directors, with equal representation from each of C&J and Keane.

Adding the following paragraph above the penultimate paragraph on Page 81:

Also on June 6, 2019, a proposal letter from Marc Edwards, lead director of the Keane Board, and addressed to the C&J Chairman (the “June 6 Proposal Letter”), was prepared and circulated. Pursuant to this letter, it was suggested that the Combined Company Board would consist of 11 directors, Jan Kees van Gaalen would serve as executive vice president and chief financial officer of the Combined Company and Gregory L. Powell would serve as executive vice president and chief integration officer of the Combined Company, each reporting to the Keane CEO, who would serve as the chief executive officer of the Combined Company.

Replacing the fifth complete paragraph on Page 82 with the following:

Later on June 10, 2019, the C&J Board Team met with C&J management to receive an update on the status of discussions and due diligence with Keane.

Adding the following paragraph after the first paragraph on Page 83:

Also on June 11, 2019, the C&J Chairman drafted and circulated a response to the June 6 Proposal Letter addressed to Marc Edwards, lead director of the Keane Board. Pursuant to this letter, it was suggested that the Combined Company Board would consist of twelve directors, with six appointed by C&J (including the chairman of the Combined Company) and six appointed by Keane (including the chief executive officer of the Combined Company), Jan Kees van Gaalen would serve as executive vice president and chief financial officer of the Combined Company, Gregory L. Powell would serve as executive vice president and chief integration officer of the Combined Company and the Keane CEO would serve as chief executive officer of the Combined Company.

The section of the Joint Proxy Statement/Prospectus titled “The Merger” under the heading “Summary of Certain C&J Unaudited Prospective Financial and Operating Information” is amended by:

Replacing the chart on page 96 with the following:

	Year Ended December 31,(1)
(in millions)	2019E	2020E	2021E	2022E	2023E
Revenue	$2,176	$2,303	$2,508	$2,680	$2,763
Less: Cost of Services	$(1,709)	$(1,784)	$(1,905)	$(2,013)	$(2,081)
Less: Selling, General, and Admin.	$(220)	$(229)	$(236)	$(242)	$(247)
Adjusted EBITDA(2)	$247	$290	$367	$424	$435
Less: Depreciation and Amortization	$(259)	$(286)	$(276)	$(274)	$(261)
Less: Adjustments	$(8)	$—	$—	$—	$—
EBIT	$(20)	$4	$91	$151	$175
Less: Unlevered Taxes	$(1)	$—	$—	$—	$—
Net Operating Profit After Tax	$(20)	$4	$91	$151	$175
Plus: Depreciation and Amortization	$259	$286	$276	$274	$261
Less: Change in Net Working Capital	$(24)	$(8)	$(24)	$(13)	$(1)
Less: Capital Expenditures	$(180)	$(203)	$(208)	$(207)	$(209)
Unlevered Free Cash Flow	$36	$80	$135	$205	$225

Stock-Based Compensation Expense	$(26)	$(26)	$(26)	$(26)	$(26)
Net Operating Losses – Ending Balance	$1,272	$1,269	$1,179	$1,030	$856

(1)	Amounts in this table may not sum due to rounding.
(2)	Adjusted EBITDA, a non-GAAP term, is net income excluding certain disclosed items which C&J does not believe to be indicative of underlying business trends, including interest expense, the write-off of financing costs, income tax provision, depreciation and amortization expense, non-controlling interests, and business separation, restructuring and one-time, non-recurring costs.

Replacing the chart on page 97 with the following:

	Year Ended December 31,(1)
(in millions)	2019E	2020E	2021E	2022E	2023E
Revenue	$1,789	$2,061	$2,262	$2,418	$2,488
Less: Cost of Services	$(1,410)	$(1,612)	$(1,749)	$(1,851)	$(1,894)
Less: Selling, General, and Admin.	$(100)	$(106)	$(108)	$(109)	$(111)
Adjusted EBITDA(2)	$279	$343	$405	$458	$483
Less: Depreciation and Amortization	$(268)	$(241)	$(196)	$(163)	$(145)
Less: Adjustments	$(4)	$—	$—	$—	$—
EBIT	$7	$102	$209	$295	$337
Less: Unlevered Taxes	$(2)	$(5)	$(29)	$(73)	$(91)
Net Operating Profit after Tax	$5	$97	$181	$223	$246
Plus: Depreciation and Amortization	$268	$241	$196	$163	$145
Less: Change in Net Working Capital	$(5)	$(12)	$(12)	$(10)	$(7)
Less: Capital Expenditures	$(142)	$(124)	$(147)	$(152)	$(152)
Unlevered Free Cash Flow	$126	$203	$218	$224	$232

Stock-Based Compensation Expense	$17	$18	$18	$18	$18

(1)	Amounts in this table may not sum due to rounding.
(2)	Adjusted EBITDA, a non-GAAP term, is net income excluding certain disclosed items which C&J does not believe to be indicative of underlying business trends, including interest expense, the write-off of financing costs, income tax provision, depreciation and amortization expense, non-controlling interests, and business separation, restructuring and one-time, non-recurring costs.

The section of the Joint Proxy Statement/Prospectus titled “The Merger” under the heading “Opinion of C&J’s Financial Advisor” is amended by:

Replacing the last paragraph on page 99 with the following:

With respect to C&J, Morgan Stanley calculated a range of implied total equity values of C&J and values per share of C&J Common Stock based on estimates of future unlevered free cash flows from April 1, 2019 through December 31, 2023 prepared by Morgan Stanley and based on projections prepared by C&J management. Morgan Stanley first calculated the estimated unlevered free cash flows (calculated as EBITDA (earnings before interest, taxes, and depreciation and amortization), adjusted for certain non-recurring items, which is referred to in this section as “adjusted EBITDA,” less capital expenditures and unlevered taxes, and adjusted for any changes in working capital) of C&J based on estimates by C&J management. At the direction of C&J management, Morgan Stanley assumed no unlevered taxes would be payable due to available net operating losses. Morgan Stanley then calculated a terminal value range for C&J by applying a multiple of aggregate value (defined as market capitalization plus total debt and less cash and cash equivalents) to estimated adjusted EBITDA for the twelve months ending December 31, 2023 (“LTM EBITDA”) of 3.0x to 5.0x. This range was derived based on Morgan Stanley’s professional judgment after analyzing the aggregate value to LTM EBITDA multiple that shares of C&J Common Stock traded at from January 13, 2017 (C&J’s first pricing date following re-emergence from bankruptcy) to June 14, 2019. The projected unlevered free cash flows for the period from April 1, 2019 through December 31, 2023 and terminal value were discounted to March 31, 2019 using discount rates ranging from 12.9% to 14.9% based on Morgan Stanley’s estimate of C&J’s weighted average cost of capital (“WACC”) for such period. Morgan Stanley arrived at the discount rates of between 12.9% and 14.9% based upon its professional judgment.

Replacing the first paragraph under the heading “Keane 4.75-Year Discounted Cash Flow Analysis” on page 100 with the following:

With respect to Keane, Morgan Stanley calculated a range of implied total equity values of Keane and values per share of Keane Common Stock based on estimates of future unlevered free cash flows from April 1, 2019 through December 31, 2023 prepared by Morgan Stanley and based on projections prepared by C&J management. Morgan Stanley first calculated the estimated unlevered free cash flows (calculated as EBITDA (adjusted for certain non-recurring items and to be burdened by stock-based compensation expense), less capital expenditures and unlevered taxes, and adjusted for any changes in working capital) of Keane on estimates by C&J management. Morgan Stanley then calculated a terminal value range for Keane by applying a multiple of aggregate value to estimated adjusted EBITDA for the twelve months ending December 31, 2023 of 3.0x to 5.0x. This range was derived based on Morgan Stanley’s professional judgment after analyzing the aggregate value to LTM EBITDA multiple that shares of Keane Common Stock traded at from January 20, 2017 (Keane’s first pricing date following its initial public offering) to June 14, 2019. The projected unlevered free cash flows for the period from April 1, 2019 through December 31, 2023 and terminal value were discounted to March 31, 2019 using discount rates ranging from 11.7% to 13.1% based on Morgan Stanley’s estimate of Keane’s WACC for such period. Morgan Stanley arrived at the discount rate between 11.7% and 13.1% based upon its professional judgment. For the purposes of the analysis above, Morgan Stanley treated stock-based compensation as a cash expense in its calculation of Keane’s unlevered free cash flows.

Replacing the paragraph under the heading titled “C&J Discounted Equity Value” on page 101 with the following:

Morgan Stanley calculated the discounted equity value per share of C&J Common Stock as of March 31, 2019. To calculate the discounted equity value per share of C&J Common Stock, Morgan Stanley utilized calendar year 2023 adjusted EBITDA based on the financial forecasts provided by C&J management. Morgan Stanley calculated the future aggregate value of C&J at December 31, 2022 by applying an aggregate value to adjusted EBITDA multiple of 3.0x to 5.0x to the estimated calendar year 2023 adjusted EBITDA based on the financial forecasts provided by C&J management. This range was derived based on Morgan Stanley’s professional judgment after analyzing the aggregate value to adjusted EBITDA over the next twelve months multiple that shares of C&J Common Stock traded at from January 13, 2017 to June 14, 2019. To arrive at the implied equity value of C&J, Morgan Stanley then deducted from the implied aggregate value ranges C&J’s estimated net debt as of December 31, 2022, which was projected by Morgan Stanley to be $679 million. The resulting equity values were then discounted to March 31, 2019 using a cost of equity for C&J of 13.9% based on Morgan Stanley’s estimate of C&J’s then-current cost of equity. Morgan Stanley arrived at the 13.9% cost of equity based upon its professional judgment. This analysis resulted in a range of implied values per share of C&J Common Stock of $18.23 to $26.22.

Replacing the paragraph under the heading titled “Keane Discounted Equity Value” on page 101 with the following:

Morgan Stanley calculated the discounted equity value per share of Keane Common Stock as of March 31, 2019. To calculate the discounted equity value per share of Keane Common Stock, Morgan Stanley utilized calendar year 2023 adjusted EBITDA based on the financial forecasts provided by C&J management. Morgan Stanley calculated the future aggregate value of Keane at December 31, 2022 by applying an aggregate value to adjusted EBITDA multiple of 3.0x to 5.0x to the estimated calendar year 2023 adjusted EBITDA based on the financial forecasts provided by C&J management. This range was derived based on Morgan Stanley’s professional judgment after analyzing the aggregate value to adjusted EBITDA over the next twelve months multiple that shares of Keane Common Stock traded at from January 20, 2017 to June 14, 2019. To arrive at the implied equity value of Keane, Morgan Stanley then deducted from the implied aggregate value ranges Keane’s estimated net debt as of December 31, 2022, which was projected by Morgan Stanley to be $477 million. The resulting equity values were then discounted to March 31, 2019 using a cost of equity for Keane of 14.2% based on Morgan Stanley’s estimate of Keane’s then-current cost of equity. Morgan Stanley arrived at the 14.2% cost of equity based upon its professional judgment. This analysis resulted in a range of implied values per share of Keane Common Stock of $10.80 to $16.15.

Adding the following sentence at the end of the paragraph under the heading titled “Trading Multiple Analysis” at the bottom of page 101:

Morgan Stanley did not perform any benchmarking analysis for C&J or Keane in relation to the selected public companies below.

Replacing the paragraph under the heading titled “P/CFPS” on page 103 with the following:

Morgan Stanley performed a trading multiple analysis to determine the ratio of the closing stock price per share of C&J Common Stock and of Keane Common Stock, in each case as of June 14, 2019, to C&J’s and Keane’s estimated operating cash flows per share (“CFPS”) based on street estimates for each of 2019 and 2020. Morgan Stanley refers to this statistic as “P/CFPS.” The P/CFPSs of C&J and Keane were also compared against the P/CFPSs (using street estimates) of the same six public companies described under “—AV/EBITDA.” P/CFPSs were as follows:

Adding the following sentence at the end of the second paragraph on page 108:

Morgan Stanley has received or will receive approximately $0.4 million for serving as a lender under C&J’s credit facility and approximately $1.6 million for serving as a lender under Keane’s term loan and credit facility.

Adding the following paragraph below the second paragraph on page 108:

In connection with the current C&J credit facility, J.P. Morgan Securities LLC, which is an affiliate of the administrative agent for such credit facility, has provided advice to C&J relating to trends and opportunities in the credit markets. J.P. Morgan Securities LLC was not paid any additional fees in connection therewith.

The section of the Joint Proxy Statement/Prospectus titled “The Merger” under the heading “Summary of Certain Keane Unaudited Prospective Financial and Operating Information” is amended by:

Replacing the first chart on page 110 with the following:

	Year Ended December 31,
(in millions)	2019E	2020E	2021E	2022E	2023E
Revenue	$1,789	$2,061	$2,348	$2,536	$2,638
Less: Cost of Services	$(1,410)	$(1,612)	$(1,804)	$(1,916)	$(1,958)
Less: Adjusted Selling, General, and Admin	$(83)	$(88)	$(90)	$(90)	$(92)
Adjusted EBITDA(1)	$296	$361	$454	$530	$588
Less: Depreciation and Amortization	$(268)	$(241)	$(196)	$(163)	$(146)
EBIT	$28	$120	$258	$367	$442
Less: Unlevered Taxes	$(7)	$(10)	$(33)	$(77)	$(96)
Net Operating Profit after Tax	$21	$110	$225	$290	$346
Plus: Depreciation and Amortization	$268	$241	$196	$163	$146
Less: Capital Expenditures	$(142)	$(124)	$(132)	$(136)	$(136)
Less: Other Expenses	$2	$—	$—	$—	$—
Less: Change in Working Capital	$(5)	$(12)	$(12)	$(10)	$(7)
Unlevered Free Cash Flow	$144	$215	$277	$307	$349

(1)	Adjusted EBITDA, a non-GAAP term, is defined as net income (loss) adjusted to eliminate the impact of interest, income taxes, depreciation and amortization, along with certain items management does not consider in assessing ongoing performance.

Replacing the second chart on page 110 with the following:

	Year Ended December 31,
(in millions)	2019E		2020E		2021E		2022E		2023E
Revenue	$2,082		$2,208		$2,603		$2,872		$3,098
Less: Cost of Services	$(1,638)		$(1,712)		$(1,983)		$(2,181)		$(2,360)
Less: Selling, General, and Admin.	$(120)		$(126)		$(130)		$(133)		$(136)
Less: Research and Development	$(8)		$(8)		$(8)		$(8)		$(8)
Less: Corporate Adjustment	$(92)		$(95)		$(98)		$(101)		$(103)
Plus: Stock-Based Compensation	$26		$26		$26		$26		$26
Adjusted EBITDA(1)	$250		$293		$410		$475		$517
Less: Depreciation and Amortization	$(259)		$(286)		$(276)		$(274)		$(261)
Less: Adjustments	$(4)		$—		$—		$—		$—
EBIT	$(13)		$7		$134		$201		$256
Less: Unlevered Taxes	$—		$—		$—		$—		$—
Net Operating Profit after Tax	$(13)		$7		$134		$201		$256
Plus: Depreciation and Amortization	$259		$286		$276		$274		$261
Plus: Adjustments	$4		$—		$—		$—		$—
Less: Capital Expenditures	$(180	)(2)	$(203	)(2)	$(208	)(2)	$(207	)(2)	$(209	)(2)
Less: Other Expenses	$(12)		$—		$—		$—		$—
Less: Change in Working Capital	$(12)		$(13)		$(39)		$(19)		$(12)
Unlevered Free Cash Flow	$46		$77		$163		$249		$296

(1)	Adjusted EBITDA, a non-GAAP term, is defined by C&J as net income excluding certain disclosed items which C&J does not believe to be indicative of underlying business trends, including interest expense, the write-off of financing costs, income tax provision, depreciation and amortization expense, non-controlling interests, and business separation, restructuring and one-time, non-recurring costs.
(2)	No adjustments made.

The section of the Joint Proxy Statement/Prospectus titled “The Merger” under the heading “Opinion of Keane’s Financial Advisor” is amended by:

Adding the following after the first bullet point list on page 115:

	Firm Value / adjusted EBITDA		Price / CFPS
	CY2019E	CY2020E	CY2019E	CY2020E
Patterson-UTI Energy, Inc.	4.4x	3.9x	3.4x	3.1x
ProPetro Holding Corp.	3.5x	3.3x	4.3x	4.3x
Liberty Oilfield Services Inc.	4.7x	3.9x	5.0x	4.1x
RPC, Inc.	5.9x	4.2x	6.3x	5.0x
FTS International, Inc.	5.3x	3.9x	4.2x	3.6x

Replacing the penultimate paragraph on page 116 with the following:

Citi performed a discounted cash flow analysis of C&J in which Citi calculated the estimated present value (as of March 31, 2019) of the standalone unlevered, after-tax free cash flows that C&J was forecasted to generate during the last three quarters of the fiscal year ending December 31, 2019 through the full fiscal year ending December 31, 2023, based on the Keane-C&J forecasts. For purposes of this analysis, all stock-based compensation was treated as a cash expense. Based on its professional judgment, Citi calculated terminal values for C&J by applying to C&J’s fiscal year 2023 estimated adjusted EBITDA, based on the Keane-C&J forecasts, a selected range of adjusted EBITDA multiples of 4.0x to 5.0x. The estimated present values (as of March 31, 2019) of the unlevered, after-tax free cash flows and terminal values were calculated using a selected range of discount rates from 10.9% to 12.6%, derived from a calculation of the weighted average cost of capital of C&J, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi’s professional judgment. The present values of the unlevered, after-tax free cash flows and the range of terminal values were then adjusted for C&J’s net cash of approximately $22 million, as adjusted for the Pre-closing Cash Dividend, and divided by the fully diluted shares outstanding of C&J of approximately 67 million. This analysis indicated an approximate implied equity value reference range for C&J of $22.20 to $28.10 per share.

Replacing the last paragraph beginning on page 116 with the following:

Citi performed a discounted cash flow analysis of Keane in which Citi calculated the estimated present value (as of March 31, 2019) of the standalone unlevered, after-tax free cash flows that Keane was forecasted to generate during the last three quarters of the fiscal year ending December 31, 2019 through the full fiscal year ending December 31, 2023, based on the Keane forecasts. For purposes of this analysis, all stock-based compensation was treated as a cash expense. Based on its professional judgment, Citi calculated terminal values for Keane by applying to Keane’s fiscal year 2023 estimated adjusted EBITDA, based on the Keane forecasts, a selected range of adjusted EBITDA multiples of 4.0x to 5.0x. The estimated present values (as of March 31, 2019) of the unlevered, after-tax free cash flows and terminal values using a selected range of discount rates from 10.9% to 12.6%, derived from a calculation of the weighted average cost of capital of Keane, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi’s professional judgment. The present values of the unlevered, after-tax free cash flows and the range of terminal values were then adjusted for Keane’s net debt of approximately $277 million and divided by the fully diluted shares outstanding of Keane of approximately 108.1 million. This analysis indicated an approximate implied equity value reference range for Keane of $15.40 to $19.70 per share.

Adding the following sentence at the end of the first paragraph corresponding with the heading “Relative Contributions Analysis” on page 117:

For the purpose of the above analysis, Citi used an estimated adjusted EBITDA for 2019 and 2020 of $279 million and $343 million for Keane and $224 million and $267 million for C&J, respectively.

Adding the following sentence at the end of the second paragraph under the heading “Miscellaneous” on page 118:

In addition, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Cerberus and certain of its affiliates and portfolio companies unrelated to the Merger, for which services Citi and its affiliates received and expect to receive compensation, including, from January 1, 2017 to April 30, 2019, having acted or acting as (i) financial advisor to Cerberus and/or certain of its portfolio companies in connection with certain merger and acquisition and other strategic transactions, (ii) joint or lead bookrunning manager in connection with certain debt and equity offerings of certain portfolio companies of Cerberus, and (iii) arranger or lead arranger in connection with, and as a lender under, certain credit facilities of Cerberus and/or certain of its portfolio companies. For such services for Cerberus and certain of its affiliates and controlled portfolio companies, Citi and its affiliates received, from January 1, 2017 through April 30, 2019, aggregate fees of approximately $61 million. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Keane, C&J and Cerberus and their respective affiliates and portfolio companies.

The section of the Joint Proxy Statement/Prospectus titled “The Merger” under the heading “Opinion of Keane Special Committee’s Financial Advisor” is amended by:

Replacing the last paragraph on page 121 with the following:

C&J. Lazard performed a discounted cash flow analysis of C&J to calculate the estimated net present value of (i) the unlevered free cash flows that C&J was projected to generate beginning with the third quarter of fiscal year 2019 through fiscal year 2023 and (ii) the terminal value for C&J. The terminal value for C&J was calculated using terminal EBITDA multiples ranging from 3.0x to 5.0x, with a midpoint of 4.0x, which were selected by Lazard using its professional judgment and expertise, utilizing historical (from January 20, 2017 to June 7, 2019) and current (as of June 7, 2019) EBITDA multiples of 4.1x and 2.5x calculated for C&J as well as average historical and current EBITDA multiples (from and as of the same period or date, as applicable) of 4.2x and 3.6x for FTS International, Inc., Liberty Oilfield Services Inc. and ProPetro Holding Corp. (which Lazard considered specifically relevant for purposes of their discounted cash flow analysis based on the companies’ business and financial characteristics) and of 5.5x and 4.0x for all the selected companies (as listed below). The estimated future cash flows and the terminal value were discounted to present value (as of June 30, 2019) using discount rates ranging from 11.8% to 13.8%, with a midpoint of 12.8%, which were based on Lazard’s judgment and analysis of an estimate of C&J’s weighted average cost of capital. Lazard derived C&J’s weighted average cost of capital using a mid-year discounting convention (except for the terminal value), taking into account C&J’s pressure pumping and completion services peer companies and C&J’s observed weighted average cost of capital. Lazard took the sum of the present value ranges for C&J’s future cash flows and terminal value to calculate a range of implied enterprise values of $1,347 million to $2,035 million. The table below, which is based on information provided by Keane management, sets forth the calculation Lazard used for unlevered free cash flow for C&J.

	Year Ended December 31,
(in millions)	2H 2019E	2020E	2021E	2022E	2023E
Adjusted EBITDA	$123	$267	$384	$449	$491
Less: Depreciation and Amortization	$(140)	$(286)	$(276)	$(274)	$(261)
Less: Adjustments	$(2)	$—	$—	$—	$—
EBIT	$(19)	$(19)	$108	$175	$230
Less: Unlevered Taxes	$—	$—	$—	$—	$—
Net Operating Profit after Tax	$(19)	$(19)	$108	$175	$230
Plus: Depreciation & Amortization	$140	$286	$276	$274	$261
Plus: Adjustments	$2	$—	$—	$—	$—
Less: Total Capital Expenditures	$(72)	$(203)	$(208)	$(207)	$(209)
Less: Other Expenses	$(2)	$—	$—	$—	$—
Less: Change in Net Working Capital	$14	$(13)	$(39)	$(19)	$(12)
Unlevered Free Cash Flow	$63	$51	$137	$223	$270

Replacing the first complete paragraph on page 122 with the following:

Keane. Lazard performed a discounted cash flow analysis of Keane to calculate the estimated net present value of (i) the unlevered free cash flows that Keane was projected to generate beginning with the third quarter of fiscal year 2019 through fiscal year 2023 and (ii) the terminal value for Keane. The terminal value for Keane was calculated using terminal EBITDA multiples ranging from 3.0x to 5.0x, with a midpoint of 4.0x, which were selected by Lazard using its professional judgment and expertise, utilizing historical (from January 20, 2017 to June 7, 2019) and current (as of June 7, 2019) EBITDA multiples of 4.4x and 3.1x calculated for Keane as well as average historical and current EBITDA multiples (from and as of the same period or date, as applicable) of 4.2x and 3.6x for FTS International, Inc., Liberty Oilfield Services Inc. and ProPetro Holding Corp. (which Lazard considered specifically relevant for purposes of their discounted cash flow analysis based on the companies’ business and financial characteristics) and of 5.5x and 4.0x for all the selected companies (as listed below). The estimated future cash flows and the terminal value were discounted to present value (as of June 30, 2019) using discount rates ranging from 11.7% to 13.7%, with a midpoint of 12.7%, which were based on Lazard’s judgment and analysis of an estimate of Keane’s weighted average cost of capital. Lazard derived Keane’s weighted average cost of capital using a mid-year discounting convention (except for terminal value), taking into account Keane’s pressure pumping and completion services peer companies and Keane’s observed weighted average cost of capital. Lazard took the sum of the present value ranges for Keane’s future cash flows and terminal value to calculate a range of implied enterprise values of $1,819 million to $2,626 million. The table below, which is based on information provided by Keane management, sets forth the calculation Lazard used for unlevered free cash flow for Keane.

	Year Ended December 31,
(in millions)	2H 2019E	2020E	2021E	2022E	2023E
Adjusted EBITDA	$147	$343	$436	$512	$570
Less: Depreciation and Amortization	$(127)	$(241)	$(196)	$(163)	$(145)
EBIT	$20	$102	$240	$349	$425
Less: Unlevered Taxes	$(3)	$(10)	$(33)	$(77)	$(96)
Net Operating Profit after Tax	$17	$92	$207	$272	$329
Plus: Depreciation & Amortization	$127	$241	$196	$163	$145
Plus: Adjustments	$—	$—	$—	$—	$—
Less: Total Capital Expenditures	$(50)	$(124)	$(132)	$(136)	$(136)
Less: Other Expenses	$—	$—	$—	$—	$—
Less: Change in Net Working Capital	$1	$(12)	$(12)	$(10)	$(7)
Unlevered Free Cash Flow	$95	$197	$259	$289	$331

Adding the following paragraph after the second paragraph on page 123:

The following table, which is based on publicly available information, Wall Street Research estimates and information provided by Keane management, sets forth the data Lazard used in its comparable companies analysis:

EV/EBITDA
	2019E	2020E
Selected Pressure Pumping and Completion Services Peer Companies
FTS International, Inc.	5.2x	3.9x
Liberty Oilfield Services Inc.	4.9x	4.2x
ProPetro Holding Corp.	3.7x	3.5x
RPC, Inc.	6.5x	4.7x
Superior Energy Services, Inc.	5.5x	4.6x

Selected Mean	5.2x	4.2x
Mean of FTS International, Inc., Liberty Oilfield Services Inc. and ProPetro Holding Corp.	4.6x	3.9x
Selected Median	5.2x	4.2x
Median of FTS International, Inc., Liberty Oilfield Services Inc. and ProPetro Holding Corp.	4.9x	3.9x

C&J (consensus)	3.1x	2.5x
C&J (forecast provided by Keane’s management)	3.0x	2.5x
Keane (consensus)	3.8x	3.3x
Keane (forecast provided by Keane’s management)	3.8x	3.1x

Replacing the first sentence of the third paragraph on page 123 with the following:

C&J. The enterprise value for C&J was calculated using 2019 and 2020 EBITDA multiples ranging from 3.5x to 5.5x, with a midpoint of 4.5x, and 3.0x to 4.5x, with a midpoint of 3.75x, respectively, which were selected by Lazard using its professional judgment and expertise, utilizing current EBITDA multiples calculated for pressure pumping and completion services peer companies, as shown in the table above, multiplied by estimated EBITDA for calendar years 2019 and 2020 provided by Keane management of $224 million and $267 million, respectively.

Replacing the first sentence of the fourth paragraph on page 123 with the following:

Keane. The enterprise value for Keane was calculated using 2019 and 2020 EBITDA multiples ranging from 3.5x to 5.5x, with a midpoint of 4.5x, and 3.0x to 4.5x, with a midpoint of 3.75x, respectively, which were selected by Lazard using its professional judgment and expertise, utilizing current EBITDA multiples calculated for pressure pumping and completion services peer companies, as shown in the table above, multiplied by estimated EBITDA for calendar years 2019 and 2020 provided by Keane management of $279 million and $343 million, respectively.

Replacing the last paragraph on page 124 with the following:

Lazard in the past has provided certain investment banking services to Keane or a committee of the Keane Board, for which Lazard has received compensation, including, in the past two years, having acted as financial advisor to a special committee of the Keane Board in 2017. From June 16, 2017 through June 16, 2019, the date Lazard rendered its opinion to the special committee of Keane as to the fairness from a financial point of view of the Merger, Lazard has earned aggregate fees of approximately $1 million by Keane for such services. In addition, Lazard and certain of its affiliates in the past have provided certain investment banking services, including relating to mergers and acquisitions and restructurings, to Cerberus, an affiliate of Keane, and certain of its known affiliates (other than Keane), including, in the past two years, having acted as financial advisor to a Cerberus portfolio company in connection with its 2018 restructuring under Chapter 11 of the United States Bankruptcy Code, having advised Cerberus with respect to matters related to a financing and investments in two other portfolio companies, having advised a portfolio company of Cerberus with respect to a potential merger and advising Cerberus with respect to a possible merger. For providing such services to Cerberus and certain of its known affiliates, the financial advisory business of Lazard and its affiliates has earned, from June 11, 2017 until June 11, 2019, aggregate fees of approximately $11 million. Subsequent to June 11, 2019, Lazard has provided, and may in the future provide, investment banking services to Cerberus and its affiliates. During the period from June 11, 2017 until June 11, 2019, Lazard has not entered into any engagement agreements with, or earned fees from, C&J or its known affiliates. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Keane, C&J and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Keane, C&J and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.

OTHER SUPPLEMENTAL DISCLOSURES

The section of the Joint Proxy Statement/Prospectus titled “Table of Contents” is amended by:

Adding the following row after the last row under “The Merger”:

    Other Litigation                                                                         142

The section of the Joint Proxy Statement/Prospectus titled “The Merger” is amended by:

Adding the following subsection after the last paragraph on page 142:

Other Litigation

On September 6, 2019, an action was filed in the Delaware Chancery Court by Gordian Triangle Holdings, LLC (“Gordian”) against various defendants, including Keane, captioned Gordian Triangle Holdings, LLC v. Samuels, et al., Case 2019-0715 (Del. Chan.) (Sep. 6, 2019) (the “Non-Merger Action”). Gordian asserts four causes of action relating to the sale of the assets of RockPile Energy Services, LLC (“RockPile”) to White Deer Energy, L.P. (“White Deer”) in September 2016, which White Deer subsequently sold to Keane in July 2017. Among other things, Gordian alleges that the initial sale of RockPile’s assets to White Deer was for less than fair value and resulted from a flawed sales process and breaches of fiduciary duty committed by the seller’s board of directors, as evidenced by White Deer’s subsequent sale of RockPile’s assets to Keane eight months later for a higher amount. Accordingly, the Non-Merger Action asserts four causes of action relating to the RockPile transactions, two of which (claims for civil conspiracy and fraudulent transfer) are directed at Keane. In connection with the claims against Keane, the Non-Merger Action seeks to unwind Keane’s July 2017 acquisition of RockPile from White Deer as a fraudulent transfer under Delaware law. The Non-Merger Action was not filed in connection with the Merger Agreement and the transactions contemplated thereby and has no bearing on the Merger. On October 7, 2019, Keane and various other defendants moved to dismiss the complaint for failure to state a claim. Keane believes the allegations in the Non-Merger Action are without merit and intends to defend against them vigorously.

Forward-Looking Statements

This 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1993, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. The words “believe” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Keane and C&J control. Statements in this communication regarding Keane, C&J and the combined company that are forward-looking, including projections as to the anticipated benefits of the proposed transaction, the impact of the proposed transaction on Keane’s and C&J’s business and future financial and operating results, the amount and timing of synergies from the proposed transaction, and the closing date for the proposed transaction, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Keane’s and C&J’s control. These factors and risks include, but are not limited to, (i) the competitive nature of the industry in which Keane and C&J conduct their business, including pricing pressures; (ii) the ability to meet rapid demand shifts; (iii) the impact of pipeline capacity constraints and adverse weather conditions in oil or gas producing regions; (iv) the ability to obtain or renew customer contracts and changes in customer requirements in the markets Keane and C&J serve; (v) the ability to identify, effect and integrate acquisitions, joint ventures or other transactions; (vi) the ability to protect and enforce intellectual property rights; (vii) the effect of environmental and other governmental regulations on Keane’s and C&J’s operations; (viii) the effect of a loss of, or interruption in operations of, one or more key suppliers, including resulting from product defects, recalls or suspensions; (ix) the variability of crude oil and natural gas commodity prices; (x) the market price and availability of materials or equipment; (xi) the ability to obtain permits, approvals and authorizations from governmental and third parties; (xii) Keane’s and C&J’s ability to employ a sufficient number of skilled and qualified workers to combat the operating hazards inherent in Keane’s and C&J’s industry; (xiii) fluctuations in the market price of Keane’s and C&J’s stock; (xiv) the level of, and obligations associated with, Keane’s and C&J’s indebtedness; and (xv) other risk factors and additional information. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the prompt and effective integration of C&J’s businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the proposed transaction; the risk associated with Keane’s and C&J’s ability to obtain the approval of the proposed transaction by their shareholders required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the risk that a consent or authorization that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; unanticipated difficulties or expenditures relating to the transaction, the response of business partners and retention as a result of the announcement and pendency of the transaction; and the diversion of management time on transaction-related issues. For a more detailed discussion of such risks and other factors, see Keane’s and C&J’s filings with the Securities and Exchange Commission, including under the heading “Risks Factors” in Item 1A of Keane’s Annual Reports on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2018, filed on February 27, 2019 and August 19, 2019, respectively, and C&J’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 27, 2019 and in other periodic filings, available on the SEC website or www.keanegrp.com or www.cjenergy.com. Keane and C&J assume no obligation to update any forward-looking statements or information, which speak as of their respective dates, to reflect events or circumstances after the date of this communication, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement.

This 8-K includes financial measures that were not calculated in accordance with GAAP (“Non-GAAP Measures”). Non-GAAP Measures are performance measures that provide supplemental information that C&J and Keane believe is useful to analysts and investors to evaluate ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income and gross profit. The presentation of the Non-GAAP Measures in this 8-K should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. A reconciliation of the Non-GAAP Measures has not been provided because such reconciliation could not be produced without unreasonable effort.

Important Additional Information Regarding the Merger of Equals Will Be Filed With the SEC

In connection with the proposed merger, Keane has filed a registration statement on Form S-4 that includes a joint proxy statement of Keane and C&J that also constitutes a prospectus of Keane with the Securities and Exchange Commission. Each of Keane and C&J have also filed other relevant documents with the SEC regarding the proposed transaction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders may obtain free copies of these documents and other documents containing important information about Keane and C&J through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Keane are available free of charge on Keane’s website at http://www.keanegrp.com or by contacting Keane’s Investor Relations Department by email at investors@keanegrp.com or by phone at 281-929-0370. Copies of the documents filed with the SEC by C&J are available free of charge on C&J’s website at www.cjenergy.com or by contacting C&J’s Investor Relations Department by email at investors@cjenergy.com or by phone at 713-325-6000.

Participants in the Solicitation

C&J, Keane and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of C&J is set forth in its proxy statement for its 2019 annual meeting of shareholders, which was filed with the SEC on April 9, 2019, and C&J’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 27, 2019. Information about the directors and executive officers of Keane is set forth in Keane’s proxy statement for its 2019 annual meeting of shareholders, which was filed with the SEC on April 1, 2019, and Keane’s Annual Reports on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2018, filed on February 27, 2019 and August 19, 2019, respectively. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC regarding the proposed merger. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from C&J or Keane using the sources indicated above.

No Offer or Solicitation

This document is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keane Group, Inc.

Dated: October 11, 2019

	By:	/s/ Kevin M. McDonald
Kevin M. McDonald
Executive Vice President, General Counsel and Secretary